                                                                                               Exhibit 11

                              INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES
                                Computation of Earnings (Loss) Per Common Share
                                (dollars in thousands, except per share amounts)

                                                                   Years Ended
                                       --------------------------------------------------------------------
                                       February 28,  February 28,  February 28,  February 29,  February 28,
                                           1999          1998          1997          1996          1995
                                       -----------   -----------   -----------   -----------   -----------
Average shares of common
  stock outstanding                     18,758,621    18,385,262    17,982,348    17,964,688    17,974,156

Dilutive potential common shares           144,722       233,791             -        49,358        15,809
                                       -----------   -----------   -----------   -----------   -----------

Average shares outstanding assuming
  full dilution                         18,903,343    18,619,053    17,982,348    18,014,046    17,989,965
                                       ===========   ===========   ===========   ===========   ===========

Earnings (loss) from continuing
  operations                             $   6,832       $24,674      $(11,374)      $15,017       $43,291
Earnings (loss) from discontinued
  operations                              (138,702)       (4,650)       14,154         9,058        13,730
                                         ---------       -------      --------       -------       -------
Net earnings (loss)                       (131,870)       20,024         2,780        24,075        57,021
Less dividends on preferred stock                -             -             -           260           167
                                         ---------       -------      --------       -------       -------

Net earnings (loss) applicable
  to common stock                        $(131,870)      $20,024      $  2,780       $23,815       $56,854
                                         =========       =======      ========       =======       =======

Basic earnings (loss) per share:
  Continuing operations                  $    0.36       $  1.34      $  (0.63)      $  0.82       $  2.40
  Discontinued operations                    (7.39)        (0.25)         0.78          0.51          0.76
                                         ---------       -------      --------       -------       -------
    Total                                $   (7.03)      $  1.09      $   0.15       $  1.33       $  3.16
                                         =========       =======      ========       =======       =======

Diluted earnings (loss) per share:
  Continuing operations                  $    0.36       $  1.33      $  (0.63)      $  0.82       $  2.40
  Discontinued operations                    (7.34)        (0.25)         0.78          0.50          0.76
                                         ---------       -------      --------       -------       -------
    Total                                $   (6.98)      $  1.08      $   0.15       $  1.32       $  3.16
                                         =========       =======      ========       =======       =======

Basic earnings (loss) per share is computed by dividing net earnings
(loss), after deduction of preferred stock dividends, by the weighted average number of shares of common stock outstanding during the year.

Diluted earnings per share is computed similar to basic earnings per share except that the weighted average shares outstanding is increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the year.